                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         ------------------------------------
                                                         2001    2000   1999    1998    1997
                                                         -----   ----   -----   -----   -----
Income (loss) from continuing operations...............  $(130)  $(41)  $ (63)  $ 116   $ 234
Add:
  Interest.............................................    170    186     106      69      58
  Portion of rentals representative of interest
     factor............................................     10     13      11      10      10
  Preferred stock dividend requirements of
     majority-owned subsidiaries.......................     --     --      22      27      21
  Income tax expense and other taxes on income.........     51    (27)     82      13      80
  Amortization of interest capitalized.................      1     --      --      --      --
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting interest
     is owned..........................................      1     --      --      --      --
                                                         -----   ----   -----   -----   -----
       Earnings as defined.............................  $ 103   $131   $ 158   $ 235   $ 403
                                                         -----   ----   -----   -----   -----
Interest...............................................  $ 170   $186   $ 106   $  69   $  58
Interest capitalized...................................      3      6      --      --      --
Portion of rentals representative of interest factor...     10     13      11      10      10
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis......................     --     --      35      30      16
                                                         -----   ----   -----   -----   -----
       Fixed charges as defined........................  $ 183   $205   $ 152   $ 109   $  84
                                                         =====   ====   =====   =====   =====
Ratio of earnings to fixed charges.....................    .56    .64    1.04    2.16    4.80
                                                         =====   ====   =====   =====   =====

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Note: For the year ended December 31, 2001, earnings were inadequate to cover fixed charges by $81 million.